UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2019

Hines Global Income Trust, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Commission file number: 000-55599

Maryland	80-0947092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard
Suite 5000
Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip code)

(888) 220-6121
(Registrant’s telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01 Entry Into a Material Definitive Agreement.

On May 3, 2019, Hines Global Income Trust, Inc. (“Hines Global” or the "Company"), through a wholly-owned subsidiary of its operating partnership, entered into a contract to acquire from ABC Westland Beheer C.V. (the "Seller") the leasehold interest in ABC Westland, a specialized logistics park located in Westland, the Netherlands. The Seller is not affiliated with Hines Global or its affiliates.

ABC Westland is comprised of 13 buildings constructed between 1969 and 2018, consists of approximately 1,267,278 leasable square feet and is, in the aggregate, 97.5% leased to 46 tenants.

The purchase price for ABC Westland was €116.5 million (approximately $130.5 million assuming a rate of $1.12 per EUR), exclusive of transaction costs and working capital reserves. The Company became the owner of ABC Westland on May 3, 2019.

The estimated going-in capitalization rate for ABC Westland is approximately 6.15%. The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the current tenants will perform under their lease agreements during the next 12 months and assumptions related to leasing vacant space.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 29, 2019, Hines Global, through a wholly-owned subsidiary of its operating partnership, entered into a facility agreement (the "Facility") with Deutsche Pfandbriefbank AG (“PBB”), as arranger, lender, agent and security agent, and HGIT ABC Westland Holdings LLC and HGIT ABC Westland Partner LLC, as guarantors, to fund the acquisition of ABC Westland. The Facility is for the principal sum of approximately €75.0 million (approximately $84.0 million assuming a rate of $1.12 per EUR). Interest accrued on the Facility is due and payable quarterly on the fifteenth day of February, May, August, and November in each year, with the first interest payment date being August 15, 2019. The Facility has a floating interest rate of Euribor + 1.50% per annum. Repayment of principal is due in installments on each interest payment date, with the final payment being due on the last interest payment date of February 15, 2024.

The Facility may be prepaid at any time, beginning ten business days after the date of the Facility, subject to certain prepayment fees and conditions, including but not limited to providing not less than 5 days’ advance written notice to PBB.

The Facility contains various customary events of default, with corresponding grace periods, including, without limitation, payment defaults and bankruptcy defaults. The Facility also contains customary financial and other covenants, including, without limitation, covenants regarding the debt yield, failure to maintain a property management agreement and other customary covenants which are more fully described therein. Upon the occurrence of any default, PBB may declare all sums owed under the Facility immediately due and payable.

Statements in this Current Report on Form 8-K, including but not limited to intentions, beliefs, expectations or projections relating to the estimated going-in capitalization rate for the property described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of the current tenants to continue to make rental payments pursuant to their lease agreements and other risks described in the “Risk Factors” section of Hines Global’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by its other filings with the SEC. You are cautioned not to place undue reliance on any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES GLOBAL INCOME TRUST, INC.

May 3, 2019	By:	/s/ J. Shea Morgenroth
J. Shea Morgenroth
Chief Accounting Officer and Treasurer